[MONDELEZ INTERNATIONAL, INC. LOGO]

Contacts:	Michael Mitchell (Media)	Dexter Congbalay (Investors)
	+1-847-943-5678	+1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Mondelez International Authorizes Share Repurchases

     DEERFIELD, Ill. – March 13, 2013 – Mondelez International, Inc. announced today that its Board of Directors has authorized the repurchase of up to the lesser of 40 million shares or $1.2 billion of Mondelez International’s Class A Common Stock. The primary purpose of the program will be to offset dilution from the company’s equity compensation plans.

     The shares will be repurchased from time to time in one or more open market transactions, privately negotiated transactions or a combination of the foregoing, at the discretion of Mondelez International. Repurchases will be subject to market conditions and other factors.

     The authorization to repurchase shares will end in three years, unless it is terminated or extended by the Board of Directors.

About Mondelez International

     Mondelez International, Inc. (NASDAQ: MDLZ) is a global snacking powerhouse, with 2012 revenue of $35 billion. Creating delicious moments of joy in 165 countries, Mondelez International is a world leader in chocolate, biscuits, gum, candy, coffee and powdered beverages, with billion-dollar brands such as Cadbury, Cadbury Dairy Milk and Milka chocolate, Jacobs coffee, LU, Nabisco and Oreo biscuits, Tang powdered beverages and Trident gum. Mondelez International is a proud member of the Standard and Poor’s 500, NASDAQ 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com and www.facebook.com/mondelezinternational.

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